EXHIBIT 23.2
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements Nos. 333-149426 and 333-177982 on Form S-8 of our reports dated April 10, 2014, relating to the consolidated financial statements and financial statement schedule of Titan Machinery Inc. (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Titan Machinery Inc. for the fiscal year ended January 31, 2014.
/s/ Deloitte & Touche LLP
Minneapolis, Minnesota
April 10, 2014